EXHIBIT 11.1

                               GC COMPANIES, INC.

                                OCTOBER 31, 1996

                              EXHIBIT TO FORM 10-K


Computation of average number of shares outstanding used in determining primary and fully diluted earnings per share

(In thousands)                                         1996         1995         1994
                                                       ----         ----         ----


PRIMARY

1.       Weighted average number of
         Common shares outstanding                    7,816        7,812        7,796

2.       Assumed exercise of certain stock
         options based on average
         market value                                    35           43           45
                                                      -----        -----        -----

3.       Weighted average number of shares
         used in primary per share
         computations                                 7,851        7,855        7,841
                                                      =====        =====        =====


FULLY DILUTED (A)

1.       Weighted average number of
         Common shares outstanding                    7,816        7,812        7,796

2.       Assumed exercise of all dilutive
         options based on higher of
         average or closing market value                 36           46           46
                                                      -----        -----        -----

3.       Weighted average number of shares
         used in fully diluted per share
         computations                                 7,852        7,858        7,842
                                                      =====        =====        =====




(A) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.